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                                                                     EXHIBIT 11


               NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                  COMPUTATION OF PER SHARE EARNINGS
               (In thousands, except per share amounts)


                                                            Three months ended March 31,      Six months ended March 31,

                                                                  1997         1996                1997         1996
                                                                --------      -------            --------      -------

Primary:
   Average shares outstanding                                     95,914       84,819              94,073       84,592
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                         5,344        7,644               6,059        6,868
                                                                --------      -------            --------      -------
   Total                                                         101,258       92,463             100,132       91,460
                                                                --------      -------            --------      -------
   Net income                                                   $ 21,441      $16,822            $ 41,556      $32,084
                                                                --------      -------            --------      -------
   Per share amount                                             $    .21      $   .18            $    .42      $   .35
                                                                --------      -------            --------      -------

Fully Diluted:
   Average shares outstanding                                     95,914       84,819              94,073       84,592
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      quarter-end market price, if higher than
      average market price                                         5,571        8,873               6,485        8,873
   Assumed conversion of 5% convertible notes (1)                  9,517         --                 9,517         --
                                                                --------      -------            --------      -------
   Total                                                         111,002       93,692             110,075       93,465
                                                                --------      -------            --------      -------
   Net income                                                   $ 21,441      $16,822            $ 41,556      $32,084
   Add 5% convertible note interest, net
      of federal income tax effect (1)                             1,402         --                 2,804         --
                                                                --------      -------            --------      -------
   Total                                                        $ 22,843      $16,822            $ 44,360      $32,084
                                                                --------      -------            --------      -------
   Per share amount                                             $    .21      $   .18            $    .40      $   .34
                                                                --------      -------            --------      -------



(1) The convertible securities are not included in the fully diluted earnings per share calculation for the three months and six months ended March 31, 1996 because they had not been issued at that time.